Exhibit 99.1

SiriusXM Reports Third Quarter 2018 Results

•	SiriusXM Adds 298,000 Net New Self-Pay Subscribers in the Quarter

•	Third Quarter Revenue of $1.5 Billion, A New Quarterly Record

•	Net Income Grows 24% to $343 Million in the Quarter; Diluted EPS Climbs to $0.07

•	Record Adjusted EBITDA of $589 Million Drives Adjusted EBITDA Margin Over 40% for First Time

•	Company Increases 2018 Guidance for Self-Pay Subscribers, Revenue and Adjusted EBITDA

NEW YORK – October 24, 2018 – SiriusXM today announced third quarter 2018 operating and financial results, including revenue of $1.5 billion, an increase of 6% versus the prior year period.

The Company's net income totaled $343 million in the third quarter 2018, representing 24% growth over $276 million in the prior year period. Net income per diluted common share was $0.07 in the third quarter 2018, compared to $0.06 in the third quarter 2017. Adjusted EBITDA grew 7% in the third quarter 2018 to a quarterly record $589 million. Operating cash flow and free cash flow in the third quarter 2018 decreased (32)% and (34)%, respectively, to $352 million and $288 million, due to the Company's previously announced one-time lump sum payment of $150 million to resolve all outstanding statutory license claims for sound recordings.

“SiriusXM's standout third quarter saw continued strength in subscriber additions and churn performance while adjusted EBITDA reached a quarterly record-high $589 million. Our revenue growth, adjusted for the change in generally accepted accounting principles that was effective January 1st, totaled 8% in the quarter. In addition to our operational excellence, we were thrilled this quarter to announce an agreement to acquire Pandora Media, which we expect to close in the first quarter of 2019. With the end of the year in sight, we are increasing our full-year guidance for self-pay net additions, revenue and adjusted EBITDA," said Jim Meyer, Chief Executive Officer, SiriusXM.

“We have a relentless focus on creating and curating content our subscribers will love — our limited-run Dave Matthews Band Radio was a perfect example. We also presented fiery live performances just for subscribers, like our recent show by The Killers in New York. We’ve added provocative talent in talk and sports, with a daily show from CNN’s Chris Cuomo, a new show from Hall of Famer Reggie Jackson, the return of Brett Favre’s popular show, and a new program highlighting women in sports hosted by journalist Christine Brennan and retired tennis pro Rennae Stubbs,” added Meyer.

THIRD QUARTER 2018 HIGHLIGHTS

•
Self-Pay Net Additions of 298,000. The Company added 298,000 net new self-pay subscribers in the third quarter to end the period with approximately 28.5 million self-pay subscribers. Self-pay monthly churn of 1.8% improved 12 basis points over the third quarter of 2017. Total net additions in the third quarter were 198,000, resulting in approximately 33.7 million SiriusXM subscribers at quarter-end.

•
Revenue of $1.5 Billion. Third quarter revenue grew 6% compared to the year-ago period to $1.5 billion. This growth was driven by a 5% increase in subscribers and an increase of nearly 1%, after an accounting change, in average revenue per user (ARPU) to $13.48. The third quarter 2018 was impacted by the adoption of the new revenue recognition accounting standard (FASB ASU 2014-09) which reclassified approximately $24 million of revenue to offset expenses principally related to automaker agreements. Excluding these reclassifications, which reduced reported ARPU by $0.24 in the third quarter of 2018, ARPU growth would have totaled 2.3%.

•
Record Adjusted EBITDA, Margin 40%+. Adjusted EBITDA in the third quarter reached a record $589 million, up 7% over the third quarter 2017, driven primarily by lower subscriber acquisition costs and fixed operating expenses as a percentage of revenue. The Company's record adjusted EBITDA margin of 40.1% in the quarter is also the first time the Company has topped 40%.

•
Net Income Grows 24%. Net income in the third quarter totaled $343 million, up 24% from $276 million in the third quarter 2017. This increase included a $44 million unrealized loss associated with the change in fair value of the Company's Pandora investment, in addition to approximately $89 million of tax savings resulting in a 3.3% effective tax rate in the third quarter, compared to a 28.3% effective tax rate in the prior year period. The third quarter 2018 tax rate was driven by savings from the Tax Act in addition to benefits from share-based compensation and a $65 million benefit from state research and development tax credits. The Company estimates its full-year 2018 effective tax rate will be approximately 17%.

“Share repurchases in the third quarter were $334 million, totaling approximately 48 million shares, in addition to the nearly $50 million in dividends we paid to stockholders. At the end of the quarter, our debt to adjusted EBITDA was just 3.0 times, and we had cash on hand of approximately $46 million and undrawn revolver capacity of $1.63 billion. On October 9, 2018, we announced a 10% increase in our quarterly dividend payable in November, and our strong capitalization and ample liquidity provide us flexibility to continue investing in our business, make strategic investments and further return capital to stockholders," noted David Frear, Chief Financial Officer, SiriusXM.

ACQUISITION OF PANDORA MEDIA

On September 24, 2018, Sirius XM Holdings Inc. announced it had signed an agreement to acquire Pandora Media in an all-stock transaction. The required notification and report under the Hart-Scott-Rodino Antitrust Act was filed on Thursday, October 18, 2018, the “go shop” period under the merger agreement expired this morning at 12:01 a.m., and the Company continues to expect the transaction to close in the first quarter of 2019. The combination will create the world's largest audio entertainment company, with more than $7 billion in expected pro-forma revenue in 2018 and strong, long-term growth opportunities.

"We have tremendous respect for Pandora and their team for building a massively popular consumer offering, and we believe there are significant opportunities to create value for both companies' stockholders by combining our complementary businesses. The addition of Pandora will diversify SiriusXM's revenue streams with the U.S.'s largest digital ad-supported audio offering, broaden our technical capabilities, and represents an exciting next step to expand our reach out of the car even further," said Jim Meyer, Chief Executive Officer, SiriusXM.

2018 GUIDANCE

The Company increased its 2018 guidance for self-pay net subscriber additions, revenue and adjusted EBITDA. SiriusXM's guidance for 2018 free cash flow remains unchanged. The Company's increased full-year 2018 guidance is as follows:

•	Self-pay net subscriber additions of approximately 1.275 million,

•	Revenue of approximately $5.725 billion,

•	Adjusted EBITDA of approximately $2.2 billion, and

•	Free cash flow of approximately $1.5 billion.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The Company expects to fund the repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

The Company's dividend policy may change at any time without notice to stockholders. The declaration and payment of dividends is at the discretion of the Company's Board of Directors in accordance with applicable law after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs, limitations imposed by its indebtedness, legal requirements and other factors that the Board of Directors deems relevant.

THIRD QUARTER 2018 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017
Revenue:
Subscriber revenue	$1,162,439	$1,136,027	$3,418,485	$3,325,295
Advertising revenue	46,187	41,462	135,477	117,656
Equipment revenue	40,699	32,337	112,628	91,669
Music royalty fee and other revenue	218,058	169,770	608,194	486,611
Total revenue	1,467,383	1,379,596	4,274,784	4,021,231
Operating expenses:
Cost of services:
Revenue share and royalties	343,015	296,498	1,057,431	866,691
Programming and content	96,256	98,239	302,742	290,038
Customer service and billing	94,626	94,655	284,073	286,754
Satellite and transmission	24,266	21,378	70,466	61,557
Cost of equipment	6,572	8,254	21,343	24,537
Subscriber acquisition costs	109,469	119,555	351,940	372,197
Sales and marketing	118,280	114,519	344,426	318,135
Engineering, design and development	31,011	29,433	89,133	81,033
General and administrative	85,821	83,187	263,110	245,995
Depreciation and amortization	75,510	79,913	222,345	230,136
Total operating expenses	984,826	945,631	3,007,009	2,777,073
Income from operations	482,557	433,965	1,267,775	1,244,158
Other income (expense):
Interest expense	(86,218)	(92,634)	(262,924)	(257,085)
Loss on extinguishment of debt	—	(43,679)	—	(43,679)
Other income (expense)	(41,766)	86,971	82,334	83,897
Total other income (expense)	(127,984)	(49,342)	(180,590)	(216,867)
Income before income taxes	354,573	384,623	1,087,185	1,027,291
Income tax expense	(11,525)	(108,901)	(162,344)	(342,387)
Net income	$343,048	$275,722	$924,841	$684,904
Foreign currency translation adjustment, net of tax	7,854	3,680	(9,972)	6,426
Total comprehensive income	$350,902	$279,402	$914,869	$691,330
Net income per common share:
Basic	$0.08	$0.06	$0.21	$0.15
Diluted	$0.07	$0.06	$0.20	$0.14
Weighted average common shares outstanding:
Basic	4,473,652	4,618,368	4,482,249	4,660,041
Diluted	4,574,487	4,704,571	4,586,346	4,734,841
Dividends declared per common share	$0.011	$0.010	$0.033	$0.030

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	September 30, 2018	December 31, 2017
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$46,044	$69,022
Receivables, net	245,768	241,727
Inventory, net	19,514	20,199
Related party current assets	10,087	10,284
Prepaid expenses and other current assets	173,035	129,669
Total current assets	494,448	470,901
Property and equipment, net	1,498,297	1,462,766
Intangible assets, net	2,505,384	2,522,846
Goodwill	2,289,985	2,286,582
Related party long-term assets	1,018,740	962,080
Deferred tax assets	330,998	505,528
Other long-term assets	135,655	118,671
Total assets	$8,273,507	$8,329,374
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$799,094	$794,341
Accrued interest	84,973	137,428
Current portion of deferred revenue	1,921,517	1,881,825
Current maturities of debt	4,411	5,105
Related party current liabilities	4,380	2,839
Total current liabilities	2,814,375	2,821,538
Long-term deferred revenue	154,145	174,579
Long-term debt	6,562,152	6,741,243
Related party long-term liabilities	5,889	7,364
Deferred tax liabilities	8,169	8,169
Other long-term liabilities	104,152	100,355
Total liabilities	9,648,882	9,853,248
Stockholders’ (deficit) equity:
Common stock, par value $0.001; 9,000,000 shares authorized; 4,450,181 and 4,530,928 shares issued; 4,449,194 and 4,527,742 outstanding at September 30, 2018 and December 31, 2017, respectively	4,449	4,530
Accumulated other comprehensive income, net of tax	12,448	18,407
Additional paid-in capital	922,376	1,713,816
Treasury stock, at cost; 987 and 3,186 shares of common stock at September 30, 2018 and December 31, 2017, respectively	(6,287)	(17,154)
Accumulated deficit	(2,308,361)	(3,243,473)
Total stockholders’ (deficit) equity	(1,375,375)	(1,523,874)
Total liabilities and stockholders’ (deficit) equity	$8,273,507	$8,329,374

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
(in thousands)	2018	2017
Cash flows from operating activities:
Net income	$924,841	$684,904
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	222,345	230,136
Non-cash interest expense, net of amortization of premium	6,991	6,731
Provision for doubtful accounts	37,529	42,329
Amortization of deferred income related to equity method investment	(2,082)	(2,082)
Loss on extinguishment of debt	—	43,679
Loss (gain) on unconsolidated entity investments, net	2,065	(7,541)
Gain on fair value instrument	(73,880)	(72,245)
Dividend received from unconsolidated entity investment	1,748	3,606
Share-based payment expense	99,853	94,588
Deferred income taxes	172,879	318,190
Changes in operating assets and liabilities:
Receivables	(41,570)	(43,665)
Inventory	685	(396)
Related party, net	2,494	(4,934)
Prepaid expenses and other current assets	(35,189)	16,698
Other long-term assets	5,846	7,559
Accounts payable and accrued expenses	8,217	1,951
Accrued interest	(52,455)	(22,094)
Deferred revenue	65,068	9,955
Other long-term liabilities	1,001	6,395
Net cash provided by operating activities	1,346,386	1,313,764
Cash flows from investing activities:
Additions to property and equipment	(238,735)	(206,717)
Purchases of other investments	(7,374)	(7,595)
Acquisition of business, net of cash acquired	(677)	(107,351)
Investments in related parties and other equity investees	(7,720)	(612,205)
Repayment from (loan to) related party	3,242	(130,794)
Net cash used in investing activities	(251,264)	(1,064,662)
Cash flows from financing activities:
Proceeds from exercise of stock options	7	774
Taxes paid in lieu of shares issued for stock-based compensation	(111,281)	(84,291)
Revolving credit facility, net of deferred financing costs	(184,701)	(100,000)
Proceeds from long-term borrowings, net of costs	—	2,473,506
Principal payments of long-term borrowings	(11,778)	(1,509,910)
Payment of premiums on redemption of debt	—	(33,065)
Common stock repurchased and retired	(661,760)	(996,263)
Dividends paid	(148,000)	(139,854)
Net cash used in financing activities	(1,117,513)	(389,103)
Net decrease in cash, cash equivalents and restricted cash	(22,391)	(140,001)
Cash, cash equivalents and restricted cash at beginning of period	79,374	223,828
Cash, cash equivalents and restricted cash at end of period(1)	$56,983	$83,827

(1)
The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

	September 30, 2018	December 31, 2017	September 30, 2017	December 31, 2016
Cash and cash equivalents	$46,044	$69,022	$73,553	$213,939
Restricted cash included in Prepaid expenses and other current assets	150	244	385	—
Restricted cash included in Other long-term assets	10,789	10,108	9,889	9,889
Total cash, cash equivalents and restricted cash at end of period	$56,983	$79,374	$83,827	$223,828

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in our subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of September 30, 2018 compared to September 30, 2017:

	As of September 30,		2018 vs 2017 Change
(in thousands)	2018	2017	Amount	%
Self-pay subscribers	28,501	26,986	1,515	6%
Paid promotional subscribers	5,192	5,181	11	—%
Ending subscribers (a)	33,693	32,167	1,526	5%

(a)	Amounts may not sum as a result of rounding.
The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and nine months ended September 30, 2018 and 2017. The ARPU and SAC, per installation, metrics for the three and nine months ended September 30, 2018 have been reduced due to the adoption of Accounting Standards Update ("ASU") 2014-09, Revenue - Revenue from Contracts with Customers, and related amendments, which established Accounting Standards Codification ("ASC") Topic 606 (the "new revenue standard") as of January 1, 2018 by $0.24 and $0.28, respectively. For more information regarding the impact on these metrics, refer to the glossary below.

					2018 vs 2017 Change
(in thousands, except per subscriber and per installation amounts)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Three Months		Nine Months
	2018	2017	2018	2017	Amount	%	Amount	%
Self-pay subscribers	298	311	988	1,035	(13)	(4)%	(47)	(5)%
Paid promotional subscribers	(100)	(191)	(31)	(214)	91	48%	183	86%
Net additions (a)	198	119	957	821	79	66%	136	17%
Daily weighted average number of subscribers	33,545	32,029	33,192	31,717	1,516	5%	1,475	5%
Average self-pay monthly churn	1.8%	1.9%	1.7%	1.8%	(0.1)%	(5)%	(0.1)%	(6)%
New vehicle consumer conversion rate	39%	40%	39%	40%	(1)%	(3)%	(1)%	(3)%

ARPU	$13.48	$13.41	$13.24	$13.19	$0.07	1%	$0.05	—%
SAC, per installation	$23.67	$29.71	$26.50	$30.03	$(6.04)	(20)%	$(3.53)	(12)%
Customer service and billing expenses, per average subscriber	$0.87	$0.92	$0.88	$0.94	$(0.05)	(5)%	$(0.06)	(6)%
Adjusted EBITDA	$589,285	$550,582	$1,664,555	$1,574,320	$38,703	7%	$90,235	6%
Free cash flow	$287,572	$433,788	$1,100,277	$1,099,452	$(146,216)	(34)%	$825	—%
Diluted weighted average common shares outstanding (GAAP)	4,574,487	4,704,571	4,586,346	4,734,841	(130,084)	(3)%	(148,495)	(3)%

(a)	Amounts may not sum as a result of rounding.

Glossary

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. As a result of large capital investments in our satellite radio system, our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves related to the historical use of sound recordings, acquisition related costs, loss on extinguishment of debt and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net income:	$343,048	$275,722	$924,841	$684,904
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813	5,438	5,438
Sound recording legal settlements and reserves	—	—	69,144	—
Share-based payment expense (1)	29,405	34,891	99,853	94,588
Depreciation and amortization	75,510	79,913	222,345	230,136
Interest expense	86,218	92,634	262,924	257,085
Loss on extinguishment of debt	—	43,679	—	43,679
Other (income) expense	41,766	(86,971)	(82,334)	(83,897)
Income tax expense	11,525	108,901	162,344	342,387
Adjusted EBITDA	$589,285	$550,582	$1,664,555	$1,574,320

(1)	Allocation of share-based payment expense:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Programming and content	$2,392	$7,407	$20,821	$20,971
Customer service and billing	1,206	1,171	3,347	3,211
Satellite and transmission	1,202	1,269	3,715	3,540
Sales and marketing	7,102	8,481	18,122	19,963
Engineering, design and development	4,807	4,221	13,043	11,461
General and administrative	12,696	12,342	40,805	35,442
Total share-based payment expense	$29,405	$34,891	$99,853	$94,588

ARPU - is derived from total earned subscriber revenue, advertising revenue and other subscription-related revenue, excluding revenue associated with our connected vehicle services, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee.  The ARPU for the three and nine months ended September 30, 2018 reflects adjustments as a result of adopting the new revenue standard as of January 1, 2018. ARPU is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per subscriber amounts)	2018	2017	2018	2017
Subscriber revenue, excluding connected vehicle services	$1,132,344	$1,115,383	$3,337,245	$3,263,793
Add: advertising revenue	46,187	41,462	135,477	117,656
Add: other subscription-related revenue	177,674	131,831	483,548	384,478
	$1,356,205	$1,288,676	$3,956,270	$3,765,927
Daily weighted average number of subscribers	33,545	32,029	33,192	31,717
ARPU	$13.48	$13.41	$13.24	$13.19
The table below illustrates the impact that the adoption of the new revenue standard has had on ARPU for the three and nine months ended September 30, 2018.

	For the Three Months Ended September 30, 2018			For the Nine Months Ended September 30, 2018
(in thousands, except per subscriber amounts)	As Reported	Impact of Adopting ASU 2014-09	Balances Without Adoption of ASU 2014-09	As Reported	Impact of Adopting ASU 2014-09	Balances Without Adoption of ASU 2014-09
Subscriber revenue, excluding connected vehicle services	$1,132,344	$24,103	$1,156,447	$3,337,245	$72,282	$3,409,527
Add: advertising revenue	46,187	—	46,187	135,477	—	135,477
Add: other subscription-related revenue	177,674	—	177,674	483,548	—	483,548
	$1,356,205	$24,103	$1,380,308	$3,956,270	$72,282	$4,028,552
Daily weighted average number of subscribers	33,545	33,545	33,545	33,192	33,192	33,192
ARPU (a)	$13.48	$0.24	$13.72	$13.24	$0.24	$13.48

(a)	Amounts may not recalculate as a result of rounding.

Average self-pay monthly churn - is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding connected vehicle customer service and billing expenses and share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful as share-based payment expense is not directly related to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Customer service and billing expenses, per average subscriber, is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per subscriber amounts)	2018	2017	2018	2017
Customer service and billing expenses, excluding connected vehicle services	$88,358	$89,463	$265,426	$271,971
Less: share-based payment expense	(1,206)	(1,171)	(3,347)	(3,211)
	$87,152	$88,292	$262,079	$268,760
Daily weighted average number of subscribers	33,545	32,029	33,192	31,717
Customer service and billing expenses, per average subscriber	$0.87	$0.92	$0.88	$0.94

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment and restricted and other investment activity. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We exclude from free cash flow certain items that do not relate to the on-going performance of our business, such as cash outflows for acquisitions, strategic investments, and net loan activity with related parties and other equity investees. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Cash Flow information
Net cash provided by operating activities	$352,270	$521,228	$1,346,386	$1,313,764
Net cash used in investing activities	$(66,957)	$(397,414)	$(251,264)	$(1,064,662)
Net cash used in financing activities	$(302,785)	$(93,046)	$(1,117,513)	$(389,103)
Free Cash Flow
Net cash provided by operating activities	$352,270	$521,228	$1,346,386	$1,313,764
Additions to property and equipment	(64,462)	(87,200)	(238,735)	(206,717)
Purchases of restricted and other investments	(236)	(240)	(7,374)	(7,595)
Free cash flow	$287,572	$433,788	$1,100,277	$1,099,452

New vehicle consumer conversion rate - is defined as the percentage of owners and lessees of new vehicles that receive our satellite radio service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. We measure conversion rate three months after the period in which the promotional period ends. The metric excludes rental and fleet vehicles.

Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories (excluding connected vehicle services), divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period.  The SAC, per installation, for the three and nine months ended September 30, 2018 reflects adjustments as a result of adopting the new revenue standard as of January 1, 2018. SAC, per installation, is calculated as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per installation amounts)	2018	2017	2018	2017
Subscriber acquisition costs, excluding connected vehicle services	$109,469	$119,544	$351,940	$372,186
Less: margin from sales of radios and accessories, excluding connected vehicle services	(33,084)	(23,862)	(89,084)	(66,893)
	$76,385	$95,682	$262,856	$305,293
Installations	3,227	3,221	9,920	10,167
SAC, per installation	$23.67	$29.71	$26.50	$30.03

The table below illustrates the impact that the adoption of the new revenue standard has had on SAC, per installation, for the three and nine months ended September 30, 2018.

	For the Three Months Ended September 30, 2018			For the Nine Months Ended September 30, 2018
(in thousands, except per installation amounts)	As Reported	Impact of Adopting ASU 2014-09	Balances Without Adoption of ASU 2014-09	As Reported	Impact of Adopting ASU 2014-09	Balances Without Adoption of ASU 2014-09
Subscriber acquisition costs, excluding connected vehicle services	$109,469	$902	$110,371	$351,940	$2,748	$354,688
Less: margin from sales of radios and accessories, excluding connected vehicle services	(33,084)	—	(33,084)	(89,084)	—	(89,084)
	$76,385	$902	$77,287	$262,856	$2,748	$265,604
Installations	3,227	3,227	3,227	9,920	9,920	9,920
SAC, per installation (a)	$23.67	$0.28	$23.95	$26.50	$0.28	$26.78

(a)	Amounts may not recalculate as a result of rounding.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world's largest radio company measured by revenue and has approximately 33.7 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation™ and SiriusXM Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.7 million subscribers. SiriusXM is also a leading provider of connected vehicles services, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.
In addition to factors previously disclosed in Sirius' and Pandora's reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: ability to meet the closing conditions to the merger, including the approval of Pandora's stockholders on the expected terms and schedule and the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; failure to realize the expected benefits from the proposed transaction; risks related to disruption of management time from ongoing business operations due to the proposed transaction; Sirius' or Pandora's substantial competition, which is likely to increase over time; Sirius' or Pandora's ability to retain subscribers or increase the number of subscribers is uncertain; Sirius' or Pandora's ability to profitably attract and retain subscribers; failing to protect the security of the personal information about Sirius' or Pandora's customers; interference to Sirius' or Pandora's service from wireless operations; Sirius and Pandora engage in substantial marketing efforts and the continued effectiveness of those efforts are an important part of Sirius' and Pandora's business; consumer protection laws and their enforcement; Sirius' or Pandora's failure to realize benefits of acquisitions or other strategic initiatives; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; Sirius' dependence upon the auto industry; general economic conditions; existing or future government laws and regulations could harm Sirius' or Pandora's business; failure of Sirius' satellites would significantly damage its business; the interruption or failure of Sirius' or Pandora's information technology and communications systems; rapid technological and industry changes; failure of third parties to perform; Sirius' failure to comply with FCC requirements; modifications to Sirius' or Pandora's business plan; Sirius' or Pandora's indebtedness; Sirius' studios, terrestrial repeater networks, satellite uplink facilities or Sirius' or Pandora's other ground facilities could be damaged by natural catastrophes or terrorist activities; Sirius' principal stockholder has significant influence over its affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of Sirius' common stock; Sirius is a "controlled company" within the meaning of the NASDAQ listing rules; impairment of Sirius' or Pandora's business by third-party intellectual property rights; changes to Sirius' dividend policies which could occur at any time; and risks related to the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures. The information set forth herein speaks only as of the date hereof, and Sirius and Pandora disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the proposed merger transaction involving Sirius XM Holdings Inc. ("Sirius") and Pandora Media, Inc. ("Pandora"). Sirius intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement of Pandora and a prospectus of Sirius and each party will file other documents regarding the proposed transaction with the SEC. Any definitive proxy statement(s)/prospectus(es) will also be sent to the stockholders of Pandora seeking any required stockholder approval. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and stockholders of Pandora are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Sirius and Pandora with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. In addition, the documents filed by Sirius may be obtained free of charge from Sirius at www.siriusxm.com, and the documents filed by Pandora may be obtained free of charge from Pandora at www.Pandora.com. Alternatively, these documents, when available, can be obtained free of charge from Sirius upon written request to Sirius,1290 Avenue of the Americas, 11th Floor, New York, New York 10104, Attn: Investor Relations, or by calling (212) 584-5100, or from Pandora upon written request to Pandora, 2101 Webster Street, Suite 1650, Oakland, California 94612 Attn: Investor Relations or by calling (510) 451-4100.

Sirius and Pandora and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Pandora in favor of the approval of the merger. Information regarding Sirius' directors and executive officers is contained in Sirius' Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018 and its Proxy Statement on Schedule 14A, dated April 23, 2018, which are filed with the SEC. Information regarding Pandora's directors and executive officers is contained in Pandora's Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018 and its Proxy Statement on Schedule 14A, dated April 10, 2018, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement(s) and the proxy statement(s)/prospectus(es) when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com